Exhibit 4.2

CERTIFICATE OF ELIMINATION OF THE

SERIES A PREFERRED STOCK OF

IRIS INTERNATIONAL, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

IRIS International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 250,000 shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, and, on September 24, 2010, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2. That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3. That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board and by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 24, 2010 (the “Certificate of Designation”), the Company authorized the issuance of a series of 250,000 shares of the Series A Preferred Stock and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company;

RESOLVED, that no shares of such Series A Preferred Stock are outstanding and no shares of such Series A Preferred Stock will be issued subject to said Certificate of Designation;

RESOLVED, that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company;

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

IN WITNESS WHEREOF, IRIS International, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer this 1st day of December, 2011.

IRIS International, Inc.

By:	/s/ César García
César García
Chief Executive Officer and President
IRIS International, Inc.

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